Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statements (Form S-8 Nos. 333-196456, 333-184284, 333-181670, 333-157168 and 333-89140) of Repligen Corporation, and

(2)	Registration Statements (Form S-3 Nos. 333-211436, 333-106109, 333-36280, 333-35056, 333-31728, 333-95641, 333-79611, 333-76005, 333-57951 and 333-30383) of Repligen Corporation

of our reports dated February 23, 2017 with respect to the consolidated financial statements of Repligen Corporation and the effectiveness of internal control over financial reporting of Repligen Corporation, included in this Annual Report (Form 10-K) of Repligen Corporation for the year ended December 31, 2016.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 23, 2017